SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  December 2, 1994



                         AMERICAN GENERAL CORPORATION
            (Exact name of registrant as specified in its charter)



           Texas                 1-7981               74-0483432
      (State or other        (Commission File         (IRS Employer
      jurisdiction of            Number)              Identification
      incorporation)                                    Number)


                 2929 Allen Parkway, Houston, Texas     77019
             (Address of principal executive offices)   (Zip Code)



     Registrant's telephone number, including area code:   (713) 522-1111





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Item 5.     Other Events.

            American General Corporation (the "company") issued a News Release dated December 2, 1994, announcing that the company has agreed to acquire 40% of the outstanding shares of common stock of Western National Corporation ("Western National") from Conseco, Inc. in an all cash transaction. The agreement calls for the company to purchase approximately 25 million shares of Western National common stock for $11.00 per share or $274 million. The transaction, which is subject to requisite regulatory approvals, is expected to close by year-end 1994.

Item 7.     Financial Statements and Exhibits.

      (c)   Exhibits.

            Exhibit Number

            99 News Release dated December 2, 1994, announcing that the company has agreed to acquire 40% of the outstanding shares of common stock of Western National Corporation ("Western National") from Conseco, Inc. in an all cash transaction. The agreement calls for the company to purchase approximately 25 million shares of Western National common stock for $11.00 per share or $274 million. The transaction, which is subject to requisite regulatory approvals, is expected to close by year-end 1994.


                                   SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    AMERICAN GENERAL CORPORATION



Dated:  December 2, 1994            By:   /s/ JON P. NEWTON
                                          Senior Vice President and
                                                General Counsel











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                                 EXHIBIT INDEX



Exhibit
Number                                        Description


  99 News Release dated December 2, 1994, announcing that the company has agreed to acquire 40% of the outstanding shares of common stock of Western National Corporation ("Western National") from Conseco, Inc. in an all cash transaction. The agreement calls for the company to purchase approximately 25 million shares of Western National common stock for $11.00 per share or $274 million. The transaction, which is subject to requisite regulatory approvals, is expected to close by year-end 1994.





































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